EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR

Shelley, Int'l  C.P.A.
Certified Public Accountant


The Board of Directors
Secured Financial Network, Inc.

Dear Ladies:

This letter will authorize you to include the Audit of your company dated May 12, 2005 in the Form 10-KSB to be filed with the Securities and Exchange Commission.


Yours Truly,

/s/ Mark Shelley, C.P.A.
------------------------
   Shelley Int'l, C.P.A.

May 12, 2005